Exhibit 10.1
Portside Growth and Opportunity Fund
c/o Ramius LLC
599 Lexington Avenue, 20th Floor
New York, New York 10022
December 29, 2009
Image Entertainment, Inc.
20525 Nordhoff Street, Suite 200
Chatsworth, California 91311
Attention: Jeff Framer

Re:	Payoff of Convertible Note
Dear Sirs:
Reference is hereby made to that certain Amended and Restated Senior Secured Convertible Note (the “Note”), dated as of July 30, 2009, as further amended to date, made by Image Entertainment, Inc., a Delaware corporation (the “Company”), in favor of Portside Growth and Opportunity Fund (“Portside”). Capitalized terms used but not defined herein shall have the meanings assigned to them in the Purchase Agreement (as defined below).
On December 21, 2009, the Company entered into a Securities Purchase Agreement (the “Purchase Agreement”) with JH Partners, LLC, as Investor Representative (the “Investor Representative”), and the Investors named therein. Portside understands that Investors have the right to terminate the Purchase Agreement on December 29, 2009 if Investors and the Company have not achieved a reduction in obligations to the Company’s creditors that is satisfactory to Investors in their sole discretion, and Investors will be acting in reliance on this letter (the “Payoff Letter”) if they elect not to exercise their right to terminate the Purchase Agreement. In order to induce Investors to forego their right to terminate the Purchase Agreement and to complete the transactions to be completed at the Initial Closing (as defined in the Purchase Agreement) under the Purchase Agreement and to make an investment in the Company, a portion of the proceeds of which will be paid to Portside, Portside has agreed to deliver to Investors this Agreement setting forth the amount required to be paid in cash and shares of the Company’s common stock on the Initial Closing Date (as defined in the Purchase Agreement) by or on behalf of the Company to Portside in order to pay in full and fully satisfy and discharge the Note.
This Payoff Letter will confirm that, upon receipt by you of the Payoff Amount (as defined below) in accordance with this Payoff Letter, all of the obligations of the Company under the Note shall be terminated.
Payoff Amount. (a) On the Initial Closing Date, the Company shall pay to Portside cash in the amount of $15,000,000.00 (the “Cash Payment”) and issue to Portside 3,500,000 shares of the Company’s common stock, par value $0.0001 per share (the “Shares,” and together with the Cash Payment, the “Payoff Amount”). The Company, or the Investors on behalf of the Company, shall pay the Cash Payment to Portside pursuant to wire transfer instructions to be provided by Portside to the Company and the Investors at least two business days prior to the Initial Closing Date.

(b) The Shares shall be issued to Portside (i) in exchange for $10,000 in principal amount of the Note pursuant to an exchange agreement (“Exchange Agreement”) to be reasonably agreed between the Company and Portside and (ii) in reliance upon the exemption from registration provided by Section 3(a)(9) of the Securities Act of 1933, as amended. The Exchange Agreement shall contain representations and warranties and closing conditions substantially the same as those set forth in the sample Exchange Agreement provided by Portside to the Investors by email on December 29, 2009, except that the Company shall not be required to make any representations regarding its listing status on a Principal Market (as defined in the Note) or the absence of a default under the Note, and the exchange shall not be conditioned on the Company’s common stock continuing to be listed on a Principal Market. The Exchange Agreement will contain the Company’s acknowledgement that the holding period of the Shares may be tacked onto the holding period of the Notes and the Company’s agreement not to take a contrary position. Furthermore, the Exchange Agreement will provide that the Company agrees to take all actions, including, without limitation, the issuance by its legal counsel of any reasonably necessary legal opinions, necessary to issue Shares that are freely tradable on the principal exchange or quotation service on which the Company’s common stock is then listed or quoted without restriction and not containing any restrictive legend, in each case without the need for any action by the Investor. The Exchange Agreement will require the Company to use commercially reasonable efforts to maintain a market for quotation and trading of its common stock, such as the Pink sheets or the OTCBB if the common stock is not listed on Nasdaq, and will not take actions to inhibit the quotation and trading of its common stock on any such market. In respect of the Shares to be delivered to Portside, the Company shall deliver to Portside a copy of irrevocable transfer agent instructions to its transfer agent Computershare Investor Services (the “Transfer Agent”), dated the Initial Closing Date, authorizing and instructing the Transfer Agent to issue the Shares to Portside.
Termination of Obligations. Upon (a) our receipt of the Cash Payment, (b) execution of the Exchange Agreement by the Company and Portside and (c) our receipt of the irrevocable transfer agent instructions to issue the Shares in accordance with this Payoff Letter and the Exchange Agreement, (i) all indebtedness for borrowed money and any other obligations of the Company under the Note, including without limitation the principal, interest, premium and any other amounts whatsoever due under the Note, shall be fully paid, satisfied, discharged and released, and the Note shall be terminated; and (ii) all security interests, mortgages, guaranties, pledges and other liens granted to or held by Portside and any other secured parties under the security documents securing the Note shall be forever satisfied, released and discharged without further action.
Treatment of Warrants. The Company hereby acknowledges and agrees that (i) the transaction contemplated by the Purchase Agreement constitutes a “Dilutive Issuance”as defined in the Amended and Restated Warrants dated November 10, 2006, as further amended to date, issued by the Company to Portside (the “Warrants”) and (ii) in accordance with Section 4(b) of the Warrants, payment of the Black-Scholes Value of the Warrants by the Company to Portside as a result of the transaction contemplated by the Purchase Agreement shall be solely at the option of Portside and not the Company.
No Assignment. Portside has sole, good and marketable title to, and owns of record and beneficially, the Note, free and clear of any and all liens. No other person has any right, title or interest in the Note. Portside does not have an obligation of any kind or nature, absolute or contingent, to any other person to sell, assign, transfer or otherwise dispose of, and has not entered into any contract, option or other arrangement or understanding with respect to the direct or indirect sale, assignment, transfer or other disposition of, the Note (other than this Payoff Letter).

Miscellaneous. The Investor Representative and the Investors are intended third-party beneficiaries of this Payoff Letter. This Payoff Letter may be signed by the parties hereto in several counterparts. Delivery of a photocopy or facsimile of an executed counterpart of this Payoff Letter shall be effective as delivery of a manually executed original counterpart of this Payoff Letter. The validity, construction and effect of this Payoff Letter shall be governed by the laws of the State of New York (without giving effect to principles of conflicts of law).
Termination. This Payoff Letter shall terminate and be of no further force or effect upon the earlier of (i) the termination of the Purchase Agreement and (ii) January 9, 2010 if the Initial Closing has not been completed on January 8, 2009.

Very truly yours,

PORTSIDE GROWTH AND OPPORTUNITY FUND

By:	/s/ OWEN LITTMAN
Name: Owen Littman
Title: Authorized Signatory

AGREED AND ACCEPTED:

IMAGE ENTERTAINMENT, INC.
By:	/s/ JEFF M. FRAMER
Name:	Jeff M. Framer
Title:	President and Chief Financial Officer
1/7/10